CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-207738 on Form N-1A of our report dated December 19, 2017, relating to the financial statements and financial highlights of the Miller/Howard Income-Equity Fund and the Miller/Howard Drill Bit to Burner Tip® Fund, each a series of  the Miller/Howard Funds Trust, appearing in the Annual Report on Form N-CSR of Miller/Howard Funds Trust for the period ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
February 26, 2018